Exhibit 99.1

Contacts:

Investor Relations:

Angela White

ir@vistaprint.com

781-652-6480

Media Relations:

Manya Chait

publicrelations@vistaprint.com

781-652-6444

VistaPrint Reports Third Quarter of Fiscal Year 2008 Financial Results

•	Quarterly revenue rose 53 percent year over year to $105.8 million

•	Acquired over 1.2 million new customers in the quarter

•	GAAP net income increased 55 percent year over year

•	38 percent of revenue came from web sites targeting non-US markets

Hamilton, Bermuda, April 29, 2008 — VistaPrint Limited (Nasdaq:VPRT), the small business marketing company, today announced its financial results for the three month period ended March 31, 2008, the third quarter of its 2008 fiscal year.

Revenue for the third quarter of fiscal year 2008 was $105.8 million, an increase of 53 percent when compared to revenue of $69.3 million in the same quarter of fiscal year 2007.

Net income on a GAAP basis for the third quarter of fiscal year 2008 was $11.5 million, which was 10.8 percent of revenue and $0.25 per share on a fully diluted basis. In the same quarter of fiscal year 2007, the Company achieved net income on a GAAP basis of $7.4 million, which was 10.6 percent of revenue and $0.16 per share on a fully diluted basis.

On a non-GAAP basis, excluding share-based compensation expense, adjusted net income for the third quarter of fiscal 2008 was $15.0 million, 14.2 percent of revenue,

and $0.32 per fully diluted share. During the same quarter of the prior fiscal year, non-GAAP adjusted net income, excluding share-based compensation expense, was $9.3 million, 13.4 percent of revenue, and $0.20 per fully diluted share.

“VistaPrint delivered an outstanding third quarter,” said Robert Keane, president and chief executive officer. “Our growth investments continue to drive our results and have positioned us for ongoing success. We rolled out a line of signage products and just introduced small business websites, both of which we are bringing to market with significant competitive advantages.” Continuing, Mr. Keane stated, “These growth investments have allowed us to create a superior value proposition and we continue to reinvest to enhance that value proposition and our competitiveness.”

Financial Metrics

•	Revenue for the third quarter of fiscal year 2008 grew to $105.8 million, a 53 percent increase over revenue of $69.3 million reported in the same quarter a year ago.

•	Gross margin (revenue minus the cost of revenue) in the third quarter was 61.3 percent, compared to gross margin of 65.1 percent in the same quarter a year ago.

•

Operating income in the third quarter was $11.1 million, or 10.5 percent of revenue, and reflected a 49 percent increase over operating income of $7.4 million, or 10.7 percent of revenue, in the same quarter a year ago.

•

GAAP net income for the third quarter was $11.5 million, or 10.8 percent of revenue, representing a 55 percent increase compared to GAAP net income of $7.4 million, or 10.6 percent of revenue, in the same quarter a year ago.

•	GAAP net income per fully diluted share for the third quarter was $0.25 versus GAAP net income per fully diluted share of $0.16 in the same quarter a year ago.

•

Non-GAAP adjusted net income for the third quarter, which excludes share-based compensation expense, was $15.0 million, or 14.2 percent of revenue, representing a 61 percent increase over non-GAAP adjusted net income of $9.3 million, or 13.4 percent of revenue, in the same quarter a year ago.

•

Non-GAAP adjusted net income per fully diluted share for the third quarter, which excludes share-based compensation expense, was $0.32, versus adjusted net income per fully diluted share of $0.20 in the same quarter a year ago.

•	The Company had $126.7 million in cash, cash equivalents and marketable securities as of March 31, 2008 versus $113.0 million as of March 31, 2007.

•	Capital expenditures in the third quarter were $14.2 million.

•	During the third quarter, the Company generated $17.0 million in cash from operations and $1.0 million in free cash flow.

Operating Metrics

•	VistaPrint acquired over 1.2 million new customers in the quarter ending March 31, 2008.

•	Repeat customers generated approximately 64 percent of total quarterly bookings, slightly higher versus the same quarter a year ago.

•	Average daily order volume in the third quarter exceeded 33,000, an increase of over 50 percent compared with average daily order volume of approximately 21,000 in the same quarter a year ago.

•

Referral fees generated revenue of $7.1 million or 6.7 percent of total revenue in the third quarter of the current fiscal year, compared to $5.8 million from referral fees, or 8.3 percent of total revenue, in the same quarter a year ago.

•	Advertising spending in the third quarter was $19.9 million or 18.8 percent of revenue compared to advertising spending of $14.0 million or 20.1 percent of revenue in the same quarter a year ago.

•

VistaPrint web sites that target non-US markets contributed 38 percent of total revenue in the third quarter, up from 32 percent in the same quarter a year ago. Non-US revenue increased 81 percent year over year in US dollars. Excluding the impact of changes in foreign currency exchange rates, non-US revenue grew 62 percent year over year. Quarterly revenue from US websites grew 39 percent year over year.

•	Average order value in the third quarter of fiscal 2008 including revenue from shipping was $32.54 compared to average order value of $33.02 in the same quarter a year ago.

•	Web site sessions in the third quarter of fiscal 2008 were 47.6 million compared to 34.9 million web site sessions in the same quarter a year ago.

•	Conversion rates were 6.4 percent in the third quarter of fiscal 2008, compared to conversion rates of 5.6 percent in the same quarter a year ago.

Growth Investments and Innovation

•	Invested $14.2 million in capital expenditures in the third quarter of fiscal 2008.

•	Entered the market for small business signage with window decals and car door magnets.

•	Launched small business websites in April.

“VistaPrint’s third quarter was strong thanks to normal seasonal strength in the company’s core SOHO markets,” noted Executive Vice President and Chief Financial Officer Harpreet Grewal. He continued, “Our superior value proposition produced strong operating and financial results despite a slowing US economy.”

Financial Guidance as of April 29, 2008

As previously disclosed, VistaPrint ceased issuing quarterly gross margin guidance following the quarter ended September 30, 2007 and does not plan to provide annual gross margin guidance beyond the fiscal year ending June 30, 2008. Also as previously disclosed, the Company does not plan to provide non-GAAP adjusted net income per fully diluted share guidance for any periods beyond the fiscal year ending June 30, 2008. However, the Company will continue to disclose share-based compensation expense in its reported results to facilitate non-GAAP earnings per share comparisons during a transition period.

Based on current and anticipated levels of demand, the Company expects the following:

Revenue

•	For the fourth quarter of fiscal year 2008, ending June 30, 2008, the Company expects revenue to be $105 million to $110 million.

•	For the full fiscal year ending June 30, 2008, the Company expects revenue to be $395 million to $400 million.

Gross Margins

•	For the full fiscal year ending June 30, 2008, the Company expects gross margins to be 61 percent to 63 percent.

GAAP Fully-Diluted Earnings Per Share

•	For the fourth quarter of fiscal year 2008, ending June 30, 2008, the Company expects GAAP fully-diluted earnings per share to be $0.18 to $0.22.

•	For the full fiscal year ending June 30, 2008, the Company expects GAAP fully-diluted earnings per share to be $0.82 to $0.86.

Non-GAAP Adjusted Net Income Per Fully Diluted Share

•

For the fourth quarter of fiscal year 2008, ending June 30, 2008, the Company expects non-GAAP adjusted net income per fully diluted share, which excludes share-based compensation expenses, to be $0.27 to $0.31.

•	For the full fiscal year ending June 30, 2008, the Company expects non-GAAP adjusted net income per fully diluted share, which excludes share-based compensation expenses, to be $1.12 to $1.16.

Capital Expenditures

•	For the fourth quarter of fiscal year 2008, ending June 30, 2008, the Company expects to make capital expenditures of approximately 17 to 20 percent of fiscal year 2008 fourth quarter revenue.

•	For the full fiscal year ending June 30, 2008, the Company expects to make capital expenditures of approximately 17 to 18 percent of fiscal year 2008 revenue.

Guidance for the full fiscal year ending June 30, 2009

•	For the full fiscal year ending June 30, 2009, the Company expects GAAP fully-diluted earnings per share to be $1.10 to $1.20, which assumes 47.5 million weighted average shares outstanding.

•

The Company is providing the following assumptions to facilitate comparisons with non-GAAP adjusted net income per fully diluted share: non-GAAP fully diluted weighted average share count for the fiscal year ending June 30, 2009 of approximately 48.2 million shares, share-based compensation of approximately $20 million, and, based on those assumptions, fiscal year 2009 non-GAAP adjusted net income per fully diluted share range of approximately $1.50 to $1.60. Please note, however, that earnings per share guidance for any period beyond June 30, 2008 is GAAP-based and any additional assumptions are provided solely to facilitate comparisons.

The foregoing guidance supersedes any guidance previously issued by the Company. Any previous guidance should no longer be relied upon.

At approximately 4:20 p.m. (EDT) on April 29, 2008, VistaPrint will post, on the investor relations section of www.vistaprint.com, a link to a pre-recorded audio visual end-of-quarter presentation along with a downloadable transcript of the prepared remarks that accompany that presentation. At 5:00 p.m. (EDT) there will be a web cast of a live Q&A session with VistaPrint management. Links to this Q&A session will also be posted on the investor relations section of the Company’s web site. A replay of the Q&A session will be available on the Company’s web site following the call on April 29, 2008.

About non-GAAP financial measures

To supplement VistaPrint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, VistaPrint has used the following measures defined as non-GAAP financial measures by the SEC: non-GAAP adjusted net income and non-GAAP adjusted net income per diluted share. The item excluded from the non-GAAP measurements is share-based compensation expense. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

VistaPrint’s management believes that these non-GAAP financial measures can provide meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of our core business operating results. VistaPrint believes that both management and investors have historically benefited from referring to these non-GAAP financial measures in assessing VistaPrint’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also have facilitated management’s internal comparisons to VistaPrint’s historical performance and our competitors’ operating results. Management believes that these benefits were particularly important during the period following adoption of SFAS 123(R), as prospective equity grants resulted in incremental share-based compensation expenses not previously reported by VistaPrint prior to adoption of SFAS 123(R) on July 1, 2005, which management believes were not indicative of core business operating results.

Beginning with the Company’s first quarter of the fiscal year ending June 30, 2009, VistaPrint plans to eliminate the use of non-GAAP financial measures in our financial reporting and guidance. At that point in time, VistaPrint will have reported share-based compensation expense in our financial statements for a period of three fiscal years. As such, management believes that the reporting of non-GAAP measures will no longer be required to facilitate management’s and investors’ comparisons to VistaPrint’s historical performance, and therefore will not provide meaningful supplemental information regarding our performance. Until VistaPrint ceases to include non-GAAP financial measures in our reporting, we expect to compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Share-based compensation expense

VistaPrint adopted SFAS 123(R), Share-Based Payments, on July 1, 2005 and began expensing the fair value of share option grants issued to employees and directors. Prior to that date, the Company had accounted for share option grants under the provisions of APB No. 25, Accounting for Stock Issued to Employees, and therefore had not recorded any compensation expense related to such grants. Management has excluded share-based compensation expense from the non-GAAP measurements for fiscal years 2006, 2007 and 2008 to facilitate comparison and analysis to historical performance and our competitors’ operating results.

Although management believes that these non-GAAP financial measures are helpful to understanding the Company’s financial performance, to gain a more complete understanding of the Company’s financial performance, management does (and investors should) rely upon GAAP statements of operations.

About VistaPrint

VistaPrint Limited (Nasdaq:VPRT) is the small business marketing company having served over 13 million customers world-wide. VistaPrint offers small businesses everything they need to market their business with brand identity and promotional products, marketing services and electronic marketing solutions. A global company, VistaPrint employs more than 1,300 people and operates 19 localized websites serving over 120 countries around the world. A broad range of marketing products and services are available online at www.vistaprint.com. VistaPrint’s products are satisfaction guaranteed.

VistaPrint, the VistaPrint logo and VistaPrint.com are registered trademarks of VistaPrint. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about management’s future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the expected growth and development of our business including the financial guidance set forth under the heading “Financial Guidance as of April 29, 2008,” our operating performance, our margins, our market position, our reinvestment program, and our ability to successfully attract and retain customers. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to attract customers and to retain customers and to do so in a cost-effective manner, willingness of purchasers of graphic design services and printed products to shop online, failure of our investments, unexpected increases in our use of funds, failure to increase our revenue and keep our expenses consistent with revenue, failures of our web sites or network infrastructure, failure to maintain the prices we charge for our products and services, the inability of our manufacturing operations to meet customer demand, and other factors that are discussed in our Annual Report on Form 10-K for the year ended June 30, 2007, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, and other documents we periodically file with the SEC.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

VistaPrint Limited

Consolidated Balance Sheets

	March 31, 2008	June 30, 2007
	(Unaudited)
	(In thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$98,576	$69,464
Marketable securities	28,151	38,578
Accounts receivable, net of allowances of $191 and $148 at March 31, 2008 and June 30, 2007, respectively	6,470	4,647
Inventory	2,098	1,144
Prepaid expenses and other current assets	7,544	4,962

Total current assets	142,839	118,795
Property, plant and equipment, net	146,875	106,192
Software and web site development costs, net	4,876	3,841
Patents	1,173	1,277
Deposits, image licenses and other noncurrent assets	7,716	4,748

Total assets	$303,479	$234,853

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,427	$9,445
Accrued expenses	40,130	22,403
Deferred revenue	2,139	746
Current portion of long-term debt	3,304	3,202

Total current liabilities	54,000	35,796
Deferred tax liability - non-current	1,312	1,225
Accrued compensation costs	1,015	—
Long-term debt	20,337	21,772
Shareholders’ equity:
Common shares, par value $0.001 per share, 500,000,000 shares authorized; 44,131,331 and 43,472,317 shares issued and outstanding at March 31, 2008 and June 30, 2007, respectively	44	43
Additional paid-in capital	185,770	170,029
Retained earnings	32,768	4,066
Accumulated other comprehensive income	8,233	1,922

Total shareholders’ equity	226,815	176,060

Total liabilities and shareholders’ equity	$303,479	$234,853

VistaPrint Limited

Consolidated Balance Sheets

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)
	(in thousands, except share and per share data)
Revenue	$105,779	$69,348	$290,249	$183,384

Cost of revenue (1)	40,960	24,168	110,607	64,227
Technology and development expense (1)	11,390	7,158	31,623	19,105
Marketing and selling expense (1)	33,732	23,589	94,170	61,433
General and administrative expense (1)	8,581	6,991	24,027	16,439

Income from operations	11,116	7,442	29,822	22,180
Interest income	1,057	1,181	3,378	3,505
Other income, net	669	100	766	3
Interest expense	404	446	1,260	1,391

Income from operations before income taxes	12,438	8,277	32,706	24,297
Income tax provision	985	892	3,204	2,551

Net income	$11,453	$7,385	$29,502	$21,746

Basic net income per share	$0.26	$0.17	$0.67	$0.52

Diluted net income per share	$0.25	$0.16	$0.64	$0.48

Weighted average common shares outstanding - basic	44,062,407	42,744,295	43,815,062	42,166,004

Weighted average common shares outstanding - diluted	46,002,304	45,794,099	46,038,479	45,214,782

(1) Share-based compensation cost is allocated as follows:

	Three Months Ended March 31, March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)
	(in thousands)
Cost of revenue	$248	$123	$593	$305
Technology and development expense	1,005	586	2,865	1,499
Marketing and selling expense	879	413	2,685	1,131
General and administrative expense	1,392	812	4,110	1,947

	$3,524	$1,934	$10,253	$4,882

VistaPrint Limited

Reconciliations of Non-GAAP Financial Measures

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)
	(in thousands, except per share data)
Non-GAAP adjusted net income reconciliation:
Net income	$11,453	$7,385	$29,502	$21,746
Add back:
Share-based compensation expense	3,524	1,934	10,253	4,882

Non-GAAP adjusted net income	$14,977	$9,319	$39,755	$26,628

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.25	$0.16	$0.64	$0.48
Add back:
Share-based compensation expense	0.07	0.04	0.21	0.11

Non-GAAP adjusted net income per diluted share	$0.32	$0.20	$0.85	$0.59

VistaPrint Limited

Consolidated Statements of Cash Flows

	Nine Months Ended March 31,
	2008	2007
	(Unaudited)
	(in thousands)
Operating activities
Net income	$29,502	$21,746
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,769	10,304
Loss on disposal of equipment	50	357
Impairment loss on equipment	62	1,013
A Share-based compensation expense	10,253	4,882
Deferred taxes	—	134
Changes in operating assets and liabilities:
Accounts receivable	(1,625)	(2,066)
Inventory	(860)	199
Prepaid expenses and other assets	(4,231)	(4,095)
Accounts payable	2,219	833
Accrued expenses and other current liabilities	15,924	9,685

Net cash provided by operating activities	69,063	42,992

Investing activities
Purchases of property, plant and equipment, net	(48,889)	(45,013)
Proceeds from sale of equipment	—	256
Purchases of marketable securities	(45,761)	(48,700)
Sales of marketable securities	55,942	42,660
Purchase of intangible assets	(1,250)	—
Capitalization of software and website development costs	(3,999)	(2,944)

Net cash used in investing activities	(43,957)	(53,741)

Financing activities
Proceeds from long-term debt	—	1,630
Repayment of long-term debt	(2,425)	(1,820)
Payment of withholding taxes in connection with settlement of RSUs	(2,228)	—
Tax benefits derived from share-based compensation awards	185	—
Proceeds from issuance of common shares	7,364	10,185

Net cash provided by financing activities	2,896	9,995

Effect of exchange rate changes on cash	1,110	(43)

Net increase (decrease) in cash and cash equivalents	29,112	(797)

Cash and cash equivalents at beginning of period	69,464	64,653

Cash and cash equivalents at end of period	$98,576	$63,856